Exhibit 23.2(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Registration Statement on Form S-1 for United States Short Oil Fund, LP of our report dated March 25, 2015 relating to the statements of financial condition as of December 31, 2014 and 2013 of United States Commodity Funds LLC and Subsidiaries included in the Form 10-K of United States Short Oil Fund, LP for the year ended December 31, 2014, and to the reference to our Firm as “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado

March 21, 2016